Exhibit 99.1

2500 CityWest Boulevard Suite 2200 Houston, TX 77042 (713) 361-2600

FOR IMMEDIATE RELEASE August 11, 2014	Contact: Ike Smith Vice President - Finance (713) 243-2713

Cal Dive Reports Second Quarter 2014 Results and Provides Company Updates

HOUSTON, TX – (August 11, 2014) Cal Dive International, Inc. (NYSE: DVR) reported a second quarter 2014 loss of $29.1 million, or $0.31 per diluted share, on revenues of $121.7 million.  Included in the loss for the second quarter 2014 is a $6.2 million after-tax charge for the provision of doubtful accounts related to a receivable owed by a contractor in Mexico that became subject to bankruptcy proceedings in July, and a $3.0 million after-tax loss related to the early extinguishment of debt from the Company's previously announced refinancing during the second quarter.  This compares to a loss of $1.7 million, or $0.02 per diluted share, on revenues of $121.0 million for the second quarter 2013.  Included in the loss for the second quarter 2013 is a $4.0 million after-tax gain related to a mark-to-market adjustment on the Company's convertible debt.

The second quarter was significantly impacted by unseasonably adverse weather that delayed the Company's completion of two of its four Mexico projects.  The Company is now 100% complete on one of the projects, and expects to complete the second project by mid-August.  The remaining two Mexico projects have been temporarily suspended by Pemex as it waits for platforms to be installed by other contractors.  Once the two platforms are installed, the Company will complete its remaining scopes of work.  Based on Pemex's current project schedule, the Company expects to resume work on these projects late in the third quarter, and to complete both projects in the fourth quarter.  During the second quarter, the Company also completed a project in Ecuador, and continued to be busy in Australia and Southeast Asia.  The Company also commenced an air diving project in the North Sea in the second quarter that was completed during the third quarter, and commenced a second project in that region in the third quarter.

In the U.S. Gulf of Mexico, the second quarter was adversely affected by unseasonable weather and customer delays that delayed the start of the summer work season.  However, the Company's vessels are now experiencing high utilization levels and domestic backlog at the end of the second quarter is the highest it has been in several years.

Revolving Credit Agreement Refinancing

The Company has received financing proposals in the form of preliminary commitment letters from four lenders providing for the refinancing of the Company's revolving credit facility in an amount up to its previous capacity of $125.0 million.  Under the terms of the most recent amendment to the revolving credit facility, the size of the facility was required to be reduced by $5.0 million per month from May 31, 2014 to December 31, 2014 until reduced to $85.0 million.  All four commitment letters are subject to customary closing conditions, and the Company expects a closing of the refinancing to occur by the end of August 2014.  Under the terms of certain waivers of non-compliance of financial covenants under the Company's loan agreements as of June 30, 2014 due to the second quarter results, the Company is required to refinance its revolving credit facility due 2016 by September 30, 2014.  Because of this requirement and certain cross default provisions contained in the Company's loan agreements, all of the Company's indebtedness has been reflected as current on its balance sheet.  Upon completion of the refinancing, the Company expects that its indebtedness will be reclassified to long-term debt.

Appointment of New Board Member

On Thursday, August 7, 2014, the Board of Directors of Cal Dive appointed Mr. Donald D. Patteson, Jr. to the Company's Board as an independent director.  Mr. Patteson's appointment expands the Board to five directors, four of whom are independent.  Mr. Patteson will serve on each of the Board's three standing committees (Audit, Compensation and Corporate Governance and Nominating).

Mr. Patteson has served in various managerial and finance and accounting roles in the oil and gas industry throughout his career, including with Atwood Oceanics, Houston Offshore International, and Western Oceanic.  Mr. Patteson was most recently the founder and Chairman of Sovereign Business Forms, Inc., a consolidator in a segment of the printing industry, and prior to this he served as Managing Director of Sovereign Capital Partners, an investment firm specializing in leveraged buyouts.  Mr. Patteson currently also serves on the boards of Rosetta Resources, Inc. and Carriage Services, Inc.

Engagement of Advisors

In mid-May 2014, the Company's Board of Directors authorized management to explore a broad range of strategic alternatives to enhance stockholder value.  The Company has engaged PricewaterhouseCoopers LLP as the Company's financial advisor to assist with: (i) the evaluation and negotiation of potential refinancing options, (ii) an evaluation of the Company's current capital structure and possible recapitalization of the Company, and (iii) an evaluation and transformation of the Company's cost structure.  Lazard Frères & Co. LLC has also been engaged as the Company's financial advisor to assist with the evaluation of a full range of options in order to strengthen the balance sheet and enhance stockholder value, including: (i) a strategic joint venture or partnership in respect of any of the Company's regional operations worldwide, (ii) a sale of specific assets or divisions, (iii) a merger, acquisition or other strategic transaction involving the Company, or (iv) continuing to execute the Company's business plan. There is no assurance that the Company will pursue any strategic alternatives that are identified, or that the process will result in any material transaction involving the Company.  The Company does not intend to disclose further developments with respect to this process, unless and until its Board of Directors approves a specific transaction or otherwise concludes the review of strategic alternatives.

Commenting on the Company's second quarter results, Cal Dive's Chairman, President and Chief Executive Officer, Quinn Hébert, stated, "Much of the latter half of the second quarter was impacted by unseasonably adverse weather conditions, especially during the latter half of May and during June when we expected activity levels to ramp up for the summer work season.  This weather delayed the timing of the start of projects in the U.S. Gulf of Mexico and also caused delays in our progress on two of our four current projects in Mexico for Pemex.  We completed one of the Pemex projects during June and expect to complete the second project in the third quarter.  Based on Pemex's current project schedule, we are on track to complete the remaining two projects during the fourth quarter."

Mr. Hébert continued, "Since the second quarter, the weather has improved, and our domestic fleet has experienced high levels of utilization, both for booked work that was included in our backlog at the end of the second quarter, as well as for new projects we have won during the third quarter.  The level of domestic project awards we are seeing point to a continued market improvement in the U.S. Gulf of Mexico."

Mr. Hébert added, "I would like to welcome Don Patteson to our Board.  His extensive experience as a chief executive officer and chief financial officer in various industries, including the oil and gas industry, will add valuable perspective and insight to our Board."

Finally, Mr. Hébert also stated, "As we continue to execute on our strategic plan to increase our international presence and reduce our exposure to the U.S. Gulf of Mexico, we have experienced increasing demands on our working capital and constraints on our liquidity.  The initiation of a review of strategic alternatives will allow us to explore options that can address the Company's challenges in a way best suited to enhance stockholder value.  While we review alternatives, we will remain focused on executing our business plan, with a commitment to excellent project execution and safety performance.  The refinancing of our revolving credit facility will provide additional liquidity to fund our near-term growth opportunities."

Financial Highlights

•
Backlog:  Contracted backlog was $234 million as of June 30, 2014.  This compares to backlog of $249 million at December 31, 2013 and $400 million at June 30, 2013.  Of this backlog, $161 million relates to international projects with $73 million relating to projects in the U.S. Gulf of Mexico and 64% is expected to be performed during the remainder of 2014.

•
Revenues:  Second quarter 2014 revenues increased by $0.7 million to $121.7 million compared to the second quarter 2013.  Although revenue was relatively unchanged, international revenues increased 17% while domestic revenues decreased 29%, mostly due to unseasonably adverse weather and customer delays in project schedules, as well as lower utilization of the Company's dive support vessels, including the impact of the sale of its surface diving fleet effective May 31, 2014.

•
Gross Profit (Loss): Second quarter 2014 gross loss was $17.4 million, a deterioration of $20.0 million compared to gross profit of $2.6 million for the second quarter 2013.  The loss is primarily attributable to cost overruns from delays related to unseasonably adverse weather conditions on two of the Company's projects in Mexico, as well as lower utilization in the U.S Gulf of Mexico due to unseasonably adverse weather and customer delays in project schedules.

•
G&A: Second quarter 2014 G&A expense was $11.6 million, or 9.5% of revenues, compared to $10.8 million, or 8.9% of revenues, for the second quarter 2013.  The increase is due to higher international G&A expense.

•
Interest Expense: Second quarter 2014 net interest expense increased by $3.3 million to $8.0 million as compared to second quarter 2013, primarily due to higher levels of debt due to working capital requirements in Mexico and higher interest rate margins on outstanding indebtedness.

•	Income Tax: The effective tax benefit rate for the second quarter 2014 was 36.8% compared to a tax benefit rate of 38.0% for the second quarter 2013.

•
Balance Sheet:  As of June 30, 2014, total debt consisted of $86.25 million in convertible notes, $100.0 million under a senior secured second lien term loan and $77.6 million outstanding under a revolving credit facility.  Cash and cash equivalents were $2.6 million, for a net debt position of $261.3 million at June 30, 2014, compared to a net debt position of $237.9 million at March 31, 2014 and $200.0 million at December 31, 2013.  The increase in net debt is primarily due to the continued working capital needs for the Company's four projects in Mexico.  Total debt presented on the consolidated balance sheet at June 30, 2014 is net of a debt discount of $16.6 million on the Company's convertible debt.

Conference Call Information

Cal Dive's conference call has been scheduled for 11:00 a.m. Central Time today, August 11, 2014.  The teleconference dial-in numbers are:  (866) 953-6856 (domestic), (617) 399-3480 (international), passcode 64247475. The Company will post the slide presentation prior to the conference call.  Investors will be able to obtain the slide presentation and listen to the live conference call broadcast from the Investor Relations page at www.caldive.com.

A replay of the call will also be available from the Investor Relations-Audio Archives page.  A telephonic replay of the conference call will be available beginning approximately three hours after the completion of the conference call and will remain available for one week. To access the replay, call (888) 286-8010 (domestic) or (617) 801-6888 (international), passcode 89353879.

About Cal Dive International, Inc.

Cal Dive International, Inc., headquartered in Houston, Texas, is a marine contractor that provides manned diving, pipelay and pipe burial, platform installation and salvage, and light well intervention services to the offshore oil and natural gas industry on the Gulf of Mexico OCS, Northeastern U.S., Latin America, Southeast Asia, China, Australia, West Africa, the Middle East, and Europe, with a diversified fleet of dive support vessels and construction barges.

Cautionary Statement

This press release may include "forward-looking" statements that are generally identifiable through the use of words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "project" and similar expressions and include any statements that are made regarding earnings expectations. The forward-looking statements speak only as of the date of this release, and the Company undertakes no obligation to update or revise such statements to reflect new information or events as they occur. These statements are based on a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company. Investors are cautioned that any such statements are not guarantees of future performance and that actual future results may differ materially due to a variety of factors, including the Company's significant indebtedness and constraints on the Company's liquidity, current economic and financial market conditions, changes in commodity prices for natural gas and oil, and in the level of offshore exploration, development and production activity in the oil and natural gas industry, the Company's inability to obtain contracts with favorable pricing terms if there is a downturn in its business cycle, intense competition and pricing pressure in the Company's industry, the risks of cost overruns on fixed price contracts, the uncertainties inherent in competitive bidding for work, the operational risks inherent in the Company's business, risks associated with the Company's increasing presence internationally, and other risks detailed in the Company's most recently filed Annual Report on Form 10-K.

CAL DIVE INTERNATIONAL, INC. and SUBSIDIARIES
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
	(unaudited)		(unaudited)

Revenues	$121,689	$120,986	$240,793	$201,905
Cost of sales	139,120	118,356	264,443	210,792
Gross profit (loss )	(17,431)	2,630	(23,650)	(8,887)
General and administrative expenses	11,581	10,802	21,608	22,711
Provision for doubtful acocunts	9,508	-	9,508	-
Asset impairment	1,947	-	1,947	125
(Gain) on sale of assets, net	(7,305)	(3,143)	(8,917)	(3,123)
Operating loss	(33,162)	(5,029)	(47,796)	(28,600)
Interest expense, net	7,977	4,630	13,585	9,262
Interest expense - adjustment to conversion feature of convertible debt	-	(6,425)	-	(6,362)
Loss on early extinguishment of debt	4,652	-	4,652	-
Other expense, net	414	376	220	455
Loss before income taxes	(46,205)	(3,610)	(66,253)	(31,955)
Income tax benefit	(17,004)	(1,372)	(23,901)	(10,691)
Net loss	(29,201)	(2,238)	(42,352)	(21,264)
Loss attributable to noncontrolling interest	(126)	(570)	(226)	(1,946)
Loss attributable to Cal Dive	$(29,075)	$(1,668)	$(42,126)	$(19,318)

Loss per share attributable to Cal Dive:
Basic and diluted	$(0.31)	$(0.02)	$(0.44)	$(0.21)

Weighted average shares outstanding:
Basic and diluted	95,242	93,748	95,108	93,808

Other financial data:
Depreciation and amortization	$13,896	$13,631	$28,256	$27,811
Non-cash stock compensation expense	1,493	1,406	2,428	2,854
Severance	300	-	1,345	-
Adjusted EBITDA	(6,306)	10,202	(4,306)	3,681

CAL DIVE INTERNATIONAL, INC. and SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands)

	June 30, 2014	December 31, 2013
ASSETS	(unaudited)

Current assets:
Cash	$2,583	$12,190
Accounts receivable, net	199,313	180,582
Other current assets	23,949	37,271
Total current assets	225,845	230,043

Net property and equipment	352,728	388,580

Other assets, net	32,529	32,059
Total assets	$611,102	$650,682

LIABILITIES AND EQUITY

Current liabilities:
Accounts payable	$93,081	$114,663
Other current liabilities	31,940	33,342
Current maturities of long-term debt	247,298	13,989
Total current liabilities	372,319	161,994

Long-term debt	-	179,464
Other long-term liabilities	36,830	67,207
Total liabilities	409,149	408,665

Total equity	201,953	242,017

Total liabilities and equity	$611,102	$650,682

Reconciliation of Non-GAAP Financial Measures

     For the Periods Ended June 30, 2014 and 2013

(in thousands)

          In addition to net income, one primary measure that the Company uses to evaluate financial performance is earnings before net interest expense, taxes, depreciation and amortization, or EBITDA. The Company includes other items and adjustments in its definition of Adjusted EBITDA outlined below.  The Company uses Adjusted EBITDA to measure operational strengths and the performance of its business and not to measure liquidity.  Adjusted EBITDA does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues, and should be considered in addition to, and not as a substitute for, net income and other measures of financial performance reported in accordance with GAAP. Adjusted EBITDA should not be considered in isolation or as a substitute for, but instead is supplemental to, income from operations, net income and other income data prepared in accordance with GAAP. Furthermore, Adjusted EBITDA presentations may vary among companies; thus, the Company's Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

           The Company believes Adjusted EBITDA is useful as a measurement tool because it helps investors evaluate and compare operating performance from period to period by removing the impact of capital structure (primarily interest charges from outstanding debt) and asset base (primarily depreciation and amortization of vessels) from operating results. The Company's management uses Adjusted EBITDA in communications with lenders, rating agencies and others, concerning financial performance.

           The following table presents a reconciliation of income (loss) attributable to Cal Dive to Adjusted EBITDA, which is the most directly comparable GAAP financial measure of the Company's operating results:

(all amounts in thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Loss attributable to Cal Dive	$(29,075)	$(1,668)	$(42,126)	$(19,318)
Net interest expense	7,977	4,630	13,585	9,262
Interest expense - conversion feature adjustment	-	(6,425)	-	(6,362)
Income tax benefit	(17,004)	(1,372)	(23,901)	(10,691)
Depreciation & amortization	13,896	13,631	28,256	27,811
EBITDA	$(24,206)	$8,796	$(24,186)	$702

Non-cash stock compensation expense	1,493	1,406	2,428	2,854
Non-cash impairment charges	1,947	-	1,947	125
Loss on debt extinguishment	4,652	-	4,652	-
Provision for doubtful accounts	9,508	-	9,508	-
Severance charges	300	-	1,345	-
Adjusted EBITDA	$(6,306)	$10,202	$(4,306)	$3,681

	As of 6/30/14
Total Debt (1)	$263,850
Less: Cash	(2,583)
Net Debt	$261,267

(1) Total debt consists of outstanding balances on a revolver, second lien secured term loan and the principal amount of convertible debt.